EXHIBIT 99.1
RALPH LAUREN REPORTS FIRST QUARTER FISCAL 2025 RESULTS AND REAFFIRMS FULL YEAR OUTLOOK
•First Quarter Revenue Increased 1% on a Reported Basis and 3% in Constant Currency, Ahead of Expectations Led by Growth in Europe and Asia
•Global Direct-to-Consumer Comparable Store Sales Grew 5%, Driven by Positive Retail Comps Across All Regions
•Adjusted Gross and Operating Margin Expansion Exceeded Our Outlook, with Brand Elevation and Expense Discipline More than Offsetting Investments in Marketing and Ecosystem Expansion
•Maintained Healthy Balance Sheet Including $1.8 Billion in Cash and Short-Term Investments and Well Positioned Inventories, Down 13% to Last Year
•Returned Approximately $225 Million to Shareholders Through Our Dividend and Repurchase of Class A Common Stock
•Reaffirmed Full Year Fiscal 2025 Outlook of Low-Single Digit Revenue Growth and Adjusted Operating Margin Expansion of 100 to 120 Basis Points, Both in Constant Currency Compared to Prior Year
NEW YORK -- (BUSINESS WIRE) -- August 7, 2024 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $2.61, up 33% to prior year on a reported basis and $2.70, up 15% on an adjusted basis, excluding restructuring-related and other net charges, for the first quarter of Fiscal 2025. This compared to earnings per diluted share of $1.96 on a reported basis and $2.34 on an adjusted basis, excluding restructuring-related and other net charges for the first quarter of Fiscal 2024.
"Our brand has always been about inspiring a better life and celebrating the moments that bring us together," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "From our intimate runway show at our New York studio this spring to our elegant Salone del Mobile presentation in Milan and this summer's Olympics, we are inviting people around the world to step into their dreams through authentic, timeless style."

"We delivered a solid start to the year, with first quarter performance exceeding our expectations on the top- and bottom-line led by our direct-to-consumer and international businesses," said Patrice Louvet, President and Chief Executive Officer. "The powerful combination of our brand strength and diverse growth drivers – together with our culture of agility and operating discipline – gives us confidence that our long-term strategy will continue to deliver even through these dynamic times."
Key Achievements in First Quarter Fiscal 2025
We delivered the following highlights across our Next Great Chapter: Accelerate priorities in the first quarter of Fiscal 2025:
•Elevate and Energize Our Lifestyle Brand
◦Drove continued momentum in new customer acquisition and loyalty with 1.3 million new consumers in our direct-to-consumer businesses, growth in net promoter scores, and more than 60 million social media followers, a low-teens increase to last year
◦Invested in key brand moments to drive authentic connections with consumers around the world, notably: our women's Collection fashion show in New York City in April; Only

Polo campaign celebrating our summer icons; our annual Salone del Mobile and men's Purple Label presentation in Milan; another successful 6/18 holiday event in China; and kick-off of our 2024 Paris Olympics campaign as official outfitter of Team USA
•Drive the Core and Expand for More
◦Drove continued momentum in our Core business, up low-single digits, along with our high-potential categories (Women's Apparel, Outerwear, and Handbags), which increased mid-single-digits to last year in constant currency and outpaced total company growth
◦Product highlights this quarter included: our Wimbledon capsule, featuring tennis-inspired spectator styles; and our 2024 Paris Summer Olympics collections as official outfitter of Team USA
◦Increased average unit retail ("AUR") by 6% across our direct-to-consumer network in the first quarter, in-line with expectations and on top of a 15% increase last year, reflecting the durability of our multi-pronged elevation approach
•Win in Key Cities with Our Consumer Ecosystem
◦By geography, revenue growth was led by Europe, up 6% on a reported basis and 7% in constant currency, exceeding our expectations. Asia sales grew 4% on a reported basis and 9% in constant currency, with China up high-single digits on a reported basis and up low-double digits in constant currency to last year. North America declined 4% as stronger direct-to-consumer performance was more than offset by planned declines in wholesale
◦Continued to expand and scale our key city ecosystems with the opening of 8 new owned and partnered stores in the first quarter. We also recently unveiled our newly-renovated World of Ralph Lauren store on Chicago's Michigan Avenue, including our iconic RL restaurant and our first Ralph's Coffee shop in the Midwest
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.
First Quarter Fiscal 2025 Income Statement Review
Net Revenue. In the first quarter of Fiscal 2025, revenue increased 1% to $1.5 billion on a reported basis and was up 3% in constant currency. Foreign currency negatively impacted revenue growth by approximately 170 basis points in the first quarter.
Revenue performance for the Company's reportable segments in the first quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the first quarter decreased 4% to $608 million. In retail, comparable store sales in North America increased 1%, with a 3% increase in brick and mortar stores more than offsetting a 4% decrease in digital commerce. A shift in the timing of Easter negatively impacted first quarter comps by approximately 120 basis points. North America wholesale revenue decreased 13%, in-line with our outlook, driven by receipt timing shifts and a reduction in excess product sales to the off-price wholesale channel, as planned.
•Europe Revenue. Europe revenue in the first quarter increased 6% to $479 million on a reported basis and 7% in constant currency. In retail, comparable store sales in Europe increased 8%, ahead of our expectations, with a 7% increase in brick and mortar stores and a 14% increase in digital commerce. Europe wholesale revenue increased 5% to prior year on both a reported and constant currency basis, with stronger re-order trends more than offsetting negative impacts from previously disclosed timing receipt shifts.
•Asia Revenue. Asia revenue in the first quarter increased 4% to $391 million on a reported basis and 9% in constant currency, slightly ahead of our expectations. Comparable store sales in Asia increased 9%, with a 7% increase in our brick and mortar stores and a 21% increase in digital commerce.
Gross Profit. Gross profit for the first quarter of Fiscal 2025 was $1.1 billion and gross margin was 70.5%. Adjusted gross margin was also 70.5%, 170 basis points above the prior year. Gross margin expansion was driven by favorable product, channel and geographic mix shifts, lower cotton costs and AUR growth across all regions.
Operating Expenses. Operating expenses in the first quarter of Fiscal 2025 were $857 million on a reported basis. On an adjusted basis, operating expenses were $850 million, up 2% to last year. Adjusted operating expense rate was 56.2%, compared to 55.5% in the prior year period, driven by higher marketing investments due to the planned timing of key campaigns. Excluding marketing expenses, adjusted operating expense rate declined approximately 30 basis points from the prior year period.
Operating Income. Operating income for the first quarter of Fiscal 2025 was $209 million and operating margin was 13.8% on a reported basis. On an adjusted basis, operating income was $216 million and operating margin was 14.3%, 90 basis points above the prior year. Operating income for the Company's reportable segments in the first quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the first quarter was $120 million on both a reported and adjusted basis. Adjusted North America operating margin was 19.7%, up 10 basis points to last year.
•Europe Operating Income. Europe operating income in the first quarter was $121 million on both a reported and adjusted basis. Adjusted Europe operating margin was 25.2%, up 370 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 50 basis points in the first quarter.
•Asia Operating Income. Asia operating income in the first quarter was $107 million on both a reported and adjusted basis. Adjusted Asia operating margin was 27.4%, up 270 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 30 basis points in the first quarter.
Net Income and EPS. Net income in the first quarter of Fiscal 2025 was $169 million, or $2.61 per diluted share on a reported basis. On an adjusted basis, net income was $175 million, or $2.70 per diluted share. This compared to net income of $132 million, or $1.96 per diluted share on a reported basis, and net income of $158 million, or $2.34 per diluted share on an adjusted basis, for the first quarter of Fiscal 2024.
In the first quarter of Fiscal 2025, the Company had an effective tax rate of approximately 22% on both a reported and adjusted basis. This compared to an effective tax rate of approximately 23% on both a reported and adjusted basis in the prior year period. The modest decline was driven primarily by favorable tax credits, more than offsetting the absence of discrete foreign tax benefits realized in the prior year period.

Balance Sheet and Cash Flow Review
The Company ended the first quarter of Fiscal 2025 with $1.8 billion in cash and short-term investments and $1.1 billion in total debt, compared to $1.7 billion and $1.1 billion, respectively, at the end of the first quarter of Fiscal 2024.
Inventory at the end of the first quarter of Fiscal 2025 was $1.0 billion, down 13% compared to the prior year period, primarily driven by strategic reductions in North America.
The Company repurchased approximately $176 million of Class A Common Stock in the first quarter.
Full Year Fiscal 2025 and Second Quarter Outlook
The Company's outlook is based on its best assessment of the current geopolitical and macroeconomic environment, including inflationary pressures, other consumer spending-related headwinds and foreign currency volatility, among others. The full year Fiscal 2025 and second quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.
For Fiscal 2025, the Company continues to expect revenues to increase approximately low-single digits to last year on a constant currency basis, centering on around 2% to 3%. Based on current exchange rates, foreign currency is now expected to negatively impact revenue growth by approximately 150 basis points in Fiscal 2025.
The Company continues to expect operating margin for Fiscal 2025 to expand approximately 100 to 120 basis points in constant currency, driven by gross margin expansion and operating expense leverage. Gross margin is expected to increase approximately 50 to 100 basis points in constant currency. Foreign currency is now expected to negatively impact gross and operating margins by approximately 40 basis points.
For the second quarter, the Company expects constant currency revenues to grow approximately low- to mid-single digits to last year, in a range centered around 3% to 4%. Foreign currency is expected to negatively impact revenue growth by approximately 160 basis points.
Operating margin for the second quarter is expected to expand approximately 80 to 120 basis points in constant currency, with roughly 110 to 130 basis points of gross margin expansion more than offsetting higher planned operating expenses to support key marketing campaigns in the quarter. Excluding marketing expense, operating expenses are expected to decline slightly as a percent of sales compared to prior year. Foreign currency is expected to negatively impact gross and operating margins by approximately 40 and 50 basis points, respectively, in the second quarter.
The Company's full year Fiscal 2025 tax rate is now expected to be in the range of approximately 22% to 23%, increasing from 19% in the prior year, following discrete tax benefits recognized in the prior year period. The second quarter tax rate is expected to be in the range of 21% to 22%.
The Company continues to expect capital expenditures for Fiscal 2025 of approximately $300 million to $325 million.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Wednesday, August 7, 2024, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren First Quarter 2025 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, August 7, 2024 through 6:00 P.M. Eastern, Wednesday, August 14, 2024 by dialing 203-369-0607 or 866-405-7296 and entering passcode 5841.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Double RL, Polo Ralph Lauren, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet citizenship and sustainability goals. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to the Russia-Ukraine and Israel-Hamas wars, militant attacks on cargo vessels in the Red Sea, civil and political unrest, diplomatic tensions between the U.S. and other countries, rising interest rates, and bank failures, among other factors described herein; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales, as well as potential shipping delays, inventory shortages, and/or higher freight costs resulting from the recent Red Sea crisis and/or disruptions to major waterways such as the Suez and Panama canals; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our ability to recruit and retain qualified employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding citizenship and sustainability practices, including those related to climate change, our human capital, and our supply chain; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact to our business resulting from pandemic diseases such as COVID-19, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks, military conflicts, and other hostilities; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business resulting from the potential imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China or other countries, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	June 29, 2024	March 30, 2024	July 1, 2023
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,586.9	$1,662.2	$1,607.2
Short-term investments	173.6	121.0	73.1
Accounts receivable, net of allowances	371.8	446.5	345.8
Inventories	1,039.1	902.2	1,187.8
Income tax receivable	50.6	56.0	51.2
Prepaid expenses and other current assets	225.9	171.9	208.0
Total current assets	3,447.9	3,359.8	3,473.1
Property and equipment, net	826.0	850.4	930.0
Operating lease right-of-use assets	1,019.3	1,014.6	1,106.6
Deferred tax assets	266.6	288.3	258.0
Goodwill	882.6	888.1	892.5
Intangible assets, net	72.5	75.7	85.5
Other non-current assets	126.1	125.7	122.7
Total assets	$6,641.0	$6,602.6	$6,868.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$477.8	$332.2	$448.4
Current income tax payable	58.3	79.8	61.8
Current operating lease liabilities	236.0	245.5	274.5
Accrued expenses and other current liabilities	801.5	809.7	809.0
Total current liabilities	1,573.6	1,467.2	1,593.7
Long-term debt	1,141.1	1,140.5	1,139.0
Long-term finance lease liabilities	249.9	256.1	307.3
Long-term operating lease liabilities	1,036.1	1,014.0	1,099.2
Non-current income tax payable	42.2	42.2	75.9
Non-current liability for unrecognized tax benefits	123.3	118.7	99.1
Other non-current liabilities	107.8	113.6	113.2
Total liabilities	4,274.0	4,152.3	4,427.4
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,948.1	2,923.8	2,845.7
Retained earnings	7,168.7	7,051.6	6,681.3
Treasury stock, Class A, at cost	(7,453.0)	(7,250.3)	(6,854.5)
Accumulated other comprehensive loss	(298.1)	(276.1)	(232.8)
Total equity	2,367.0	2,450.3	2,441.0
Total liabilities and equity	$6,641.0	$6,602.6	$6,868.4

Net Cash & Short-term Investments(a)	$619.4	$642.7	$541.3
Cash & Short-term Investments	1,760.5	1,783.2	1,680.3

(a)Calculated as cash and cash equivalents, plus short-term investments, less total debt.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	June 29, 2024	July 1, 2023
	(millions, except per share data)
Net revenues	$1,512.2	$1,496.5
Cost of goods sold	(446.4)	(464.5)
Gross profit	1,065.8	1,032.0
Selling, general, and administrative expenses	(849.9)	(830.0)
Restructuring and other charges, net	(7.4)	(35.6)
Total other operating expenses, net	(857.3)	(865.6)
Operating income	208.5	166.4
Interest expense	(10.9)	(10.0)
Interest income	20.1	15.7
Other expense, net	(1.1)	(1.5)
Income before income taxes	216.6	170.6
Income tax provision	(48.0)	(38.5)
Net income	$168.6	$132.1
Net income per common share:
Basic	$2.67	$2.01
Diluted	$2.61	$1.96
Weighted-average common shares outstanding:
Basic	63.2	65.9
Diluted	64.6	67.4
Dividends declared per share	$0.825	$0.75

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	June 29, 2024	July 1, 2023
	(millions)
Cash flows from operating activities:
Net income	$168.6	$132.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	54.4	58.3
Deferred income tax expense (benefit)	12.3	(0.4)
Stock-based compensation expense	24.3	21.4
Bad debt expense (reversals)	0.8	(0.8)
Other non-cash charges	0.6	3.5
Changes in operating assets and liabilities:
Accounts receivable	70.3	97.8
Inventories	(145.5)	(128.3)
Prepaid expenses and other current assets	(58.1)	(21.8)
Accounts payable and accrued liabilities	145.6	105.3
Income tax receivables and payables	(0.5)	6.8
Operating lease right-of-use assets and liabilities, net	8.0	(6.3)
Other balance sheet changes	(3.5)	3.1
Net cash provided by operating activities	277.3	270.7
Cash flows from investing activities:
Capital expenditures	(33.4)	(39.6)
Purchases of investments	(174.3)	(73.3)
Proceeds from sales and maturities of investments	119.1	35.4
Other investing activities	1.0	—
Net cash used in investing activities	(87.6)	(77.5)
Cash flows from financing activities:
Payments of finance lease obligations	(4.9)	(6.0)
Payments of dividends	(47.5)	(49.2)
Repurchases of common stock, including shares surrendered for tax withholdings	(201.2)	(56.8)
Net cash used in financing activities	(253.6)	(112.0)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(13.1)	(3.9)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(77.0)	77.3
Cash, cash equivalents, and restricted cash at beginning of period	1,670.6	1,536.9
Cash, cash equivalents, and restricted cash at end of period	$1,593.6	$1,614.2

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended
	June 29, 2024	July 1, 2023
	(millions)
Net revenues:
North America	$608.2	$631.7
Europe	479.1	450.5
Asia	390.9	377.5
Other non-reportable segments	34.0	36.8
Total net revenues	$1,512.2	$1,496.5

Operating income:
North America	$119.8	$125.3
Europe	120.6	97.2
Asia	107.2	93.3
Other non-reportable segments	29.6	33.8
	377.2	349.6
Unallocated corporate expenses	(161.3)	(147.6)
Unallocated restructuring and other charges, net	(7.4)	(35.6)
Total operating income	$208.5	$166.4

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	Three Months Ended
	June 29, 2024
	% Change
	Constant Currency
North America:
Digital commerce	(4%)
Brick and mortar	3%
Total North America	1%

Europe:
Digital commerce	14%
Brick and mortar	7%
Total Europe	8%

Asia:
Digital commerce	21%
Brick and mortar	7%
Total Asia	9%

Total Ralph Lauren Corporation	5%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	June 29, 2024	July 1, 2023	As Reported	Constant Currency

North America	$608.2	$631.7	(3.7%)	(3.6%)
Europe	479.1	450.5	6.3%	7.2%
Asia	390.9	377.5	3.6%	9.4%
Other non-reportable segments	34.0	36.8	(7.5%)	(7.5%)
Net revenues	$1,512.2	$1,496.5	1.1%	2.8%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	June 29, 2024					July 1, 2023
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$416.7	$245.1	$370.8	$—	$1,032.6	$411.0	$226.7	$352.1	$—	$989.8
Wholesale	191.5	234.0	20.1	—	445.6	220.7	223.8	25.4	—	469.9
Licensing	—	—	—	34.0	34.0	—	—	—	36.8	36.8
Net revenues	$608.2	$479.1	$390.9	$34.0	$1,512.2	$631.7	$450.5	$377.5	$36.8	$1,496.5

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	June 29, 2024	July 1, 2023
North America
Ralph Lauren Stores	50	48
Outlet Stores	178	189
Total Directly Operated Stores	228	237
Concessions	1	1

Europe
Ralph Lauren Stores	44	44
Outlet Stores	59	60
Total Directly Operated Stores	103	104
Concessions	27	27

Asia
Ralph Lauren Stores	141	123
Outlet Stores	93	96
Total Directly Operated Stores	234	219
Concessions	669	693

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	235	215
Outlet Stores	330	345
Total Directly Operated Stores	565	560
Concessions	697	721

Global Licensed Partner Stores
Total Licensed Partner Stores	101	90

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	June 29, 2024
	As Reported	Total Adjustments(a)(b)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$1,512.2	$—	$1,512.2	$26.1	$1,538.3
Gross profit	1,065.8	—	1,065.8	24.8	1,090.6
Gross profit margin	70.5%		70.5%		70.9%
Total other operating expenses, net	(857.3)	7.4	(849.9)	(13.8)	(863.7)	(d)
Operating expense margin	56.7%		56.2%		56.1%
Operating income	208.5	7.4	215.9	11.0	226.9
Operating margin	13.8%		14.3%		14.8%
Income before income taxes	216.6	7.4	224.0
Income tax provision	(48.0)	(1.4)	(49.4)
Effective tax rate	22.1%		22.1%
Net income	$168.6	$6.0	$174.6
Net income per diluted common share	$2.61		$2.70

SEGMENT INFORMATION
REVENUE:
North America	$608.2	$—	$608.2	$0.5	$608.7
Europe	479.1	—	479.1	3.7	482.8
Asia	390.9	—	390.9	21.9	412.8
Other non-reportable segments	34.0	—	34.0	—	34.0
Total revenue	$1,512.2	$—	$1,512.2	$26.1	$1,538.3

OPERATING INCOME:
North America	$119.8	$—	$119.8
Operating margin	19.7%		19.7%
Europe	120.6	—	120.6
Operating margin	25.2%		25.2%
Asia	107.2	—	107.2
Operating margin	27.4%		27.4%
Other non-reportable segments	29.6	—	29.6
Operating margin	87.1%		87.1%
Unallocated corporate expenses and restructuring & other charges, net	(168.7)	7.4	(161.3)
Total operating income	$208.5	$7.4	$215.9

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	July 1, 2023
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$1,496.5	$—	$1,496.5
Gross profit	1,032.0	(1.8)	1,030.2
Gross profit margin	69.0%		68.8%
Total other operating expenses, net	(865.6)	35.5	(830.1)	(e)
Operating expense margin	57.8%		55.5%
Operating income	166.4	33.7	200.1
Operating margin	11.1%		13.4%
Income before income taxes	170.6	33.7	204.3
Income tax provision	(38.5)	(7.8)	(46.3)
Effective tax rate	22.6%		22.6%
Net income	$132.1	$25.9	$158.0
Net income per diluted common share	$1.96		$2.34

SEGMENT INFORMATION
OPERATING INCOME:
North America	$125.3	$(1.7)	$123.6
Operating margin	19.8%		19.6%
Europe	97.2	(0.2)	97.0
Operating margin	21.6%		21.5%
Asia	93.3	—	93.3
Operating margin	24.7%		24.7%
Other non-reportable segments	33.8	—	33.8
Operating margin	91.9%		91.9%
Unallocated corporate expenses and restructuring & other charges, net	(183.2)	35.6	(147.6)
Total operating income	$166.4	$33.7	$200.1

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefit) are recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended June 29, 2024 include (i) charges of $3.3 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $2.8 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's restructuring activities for which the related lease agreements have not yet expired; (iii) other charges of $2.3 million in connection with the Company's Next Generation Transformation project; and (iv) income of $1.0 million related to consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business.

(c)Adjustments for the three months ended July 1, 2023 include (i) charges of $30.5 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $5.1 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's restructuring activities for which the related lease agreements have not yet expired; (iii) non-routine inventory benefits of $1.8 million primarily related to reversals of amounts previously recognized in connection with the COVID-19 pandemic and delays in U.S. customs shipment reviews and approvals; and (iv) benefit of $0.1 million primarily related to Russia-related bad debt reserve adjustments.

(d)Total adjusted other operating expenses, net excluding marketing and advertising ("Marketing") expenses for the three months ended June 29, 2024 were as follows:

	Three Months Ended
	June 29, 2024
	As Adjusted in Constant $ (incl. Marketing)	Marketing Expenses	As Adjusted in Constant $ (excl. Marketing)
	(millions)
Total other operating expenses, net	$(863.7)	$102.5	$(761.2)
Operating expense margin	56.1%		49.5%

(e)Total adjusted other operating expenses, net excluding Marketing expenses for the three months ended July 1, 2023 were as follows:

	Three Months Ended
	July 1, 2023
	As Adjusted (incl. Marketing)	Marketing Expenses	As Adjusted (excl. Marketing)
	(millions)
Total other operating expenses, net	$(830.1)	$85.0	$(745.1)
Operating expense margin	55.5%		49.8%

NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2025 and second quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com